Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

FAIRPOINT EXTENDS SYSTEMS CUTOVER TO JANUARY 2009; NEXT EARLIEST POSSIBLE DATE

Financial Impact Expected to be Minimal

CHARLOTTE, N.C. (September 15, 2008) – FairPoint Communications, Inc. (NYSE: FRP) today announced that it has extended the systems cutover for the recently acquired northern New England properties by 60 days, to the end of January 2009. This decision was reached following a careful evaluation of the activities remaining to successfully complete the transition to about 60 new, fully integrated state-of-the-art systems which will replace the more than 600 systems currently being utilized by Verizon to support the acquired operations. The decision was made after consulting with Liberty Consulting Group, the Public Utility Commissions in New Hampshire and Maine, the Department of Public Service in Vermont, and Verizon.

Gene Johnson, chairman and CEO of FairPoint stated, “Tremendous progress has been made over the past several months toward the successful completion of this extremely complex project. At this time, we believe it is in the best interests of our northern New England customers and other stakeholders to take additional time to ensure all preparations for a successful cutover have been completed in an orderly fashion. While system testing is nearly complete, the additional time will allow us to complete further enhancements, fully execute our staffing and training plans and finalize all necessary documentation and procedures.”

The financial impact resulting from this extension is expected to be minimal. Currently, FairPoint is paying Verizon $16.5 million monthly under its Transition Services Agreement (TSA). These payments decrease beginning in December.  As a result of the extension, FairPoint will pay Verizon $16.0 million in December and Capgemini U.S. LLC, FairPoint’s lead integration partner, will be responsible for the January payment of $15.5 million. In exchange for the January payment, Capgemini is expected to receive shares of preferred stock of FairPoint with a liquidation preference equal to $15.5 million.  The preferred stock will pay cumulative annual dividends of 6.75 percent for the first year after issuance and 8.75 percent thereafter, payable in additional shares of preferred stock.  These additional TSA payments are not expected to have a material impact on FairPoint’s compliance with its debt covenants. FairPoint is allowed to add back TSA payments to calculate Adjusted EBITDA under its debt covenants.

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About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Quarterly Report on Form 10-Q on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

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